Contacts:

Kevin Comps, President
616-974-8491 | kevin.comps@northpointe.com

Brad Howes, CFO
616-726-2585 | brad.howes@northpointe.com

Northpointe Bancshares, Inc. Announces Common Stock Repurchase Program

GRAND RAPIDS, MICHIGAN (October 26, 2026) – Northpointe Bancshares, Inc. (NYSE: NPB) (the “Company”) today announced that its Board of Directors has authorized a new common stock repurchase program at its meeting held on October 22, 2026. The program authorizes the Company to repurchase up to $30 million of its outstanding common stock and will expire on October 22, 2027.

“The Board's authorization reflects confidence in our business model, strong capital position and long-term growth strategy,” said Chuck Williams, Chairman and Chief Executive Officer. “This repurchase program provides us with an additional tool to allocate capital prudently while continuing to invest in the growth of our franchise and deliver value to shareholders.”

The timing, price and amount of any repurchases under the common stock repurchase program will depend on a number of factors, including the Company's capital and financial position, market conditions, the trading price of the Company's common stock, regulatory requirements and limitations, and applicable securities laws. The repurchase program does not obligate the Company to repurchase any amount of common stock and may be extended, modified, suspended or terminated at any time.

About Northpointe Bancshares, Inc.:
Headquartered in Grand Rapids, Michigan, Northpointe Bancshares, Inc. is the holding company of Northpointe Bank, a client-focused company that provides home loans and retail banking products to communities across the nation. Our mission is to be the best bank in America by bringing value and innovation to the people we serve. To learn more visit www.northpointe.com.